UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2014

EDWARDS LIFESCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

(949) 250-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Edwards Lifesciences Corporation, a Delaware corporation (the “Company”), announced that on November 13, 2014, Nicholas J. Valeriani was appointed to the Company’s Board of Directors, effective immediately. Since 2012, Mr. Valeriani, age 58, has been the Chief Executive Officer of the Gary and Mary West Health Institute, an independent, nonprofit medical research organization that works to create new, more effeictive ways of delivering care at lower costs.  Prior to joining West Health, he spent 34 years at Johnson & Johnson and served as a member of its executive committee.  Mr. Valeriani will serve on the Compensation and Governance Committee of the Board.

Mr. Valeriani will receive the same compensation as the Company’s other nonemployee directors as described in the Company’s 2014 Proxy Statement under “Director Compensation.”

There is no arrangement or understanding between Mr. Valeriani and any other persons pursuant to which he was selected as a director. Mr. Valeriani has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Mr. Valeriani and the Company will enter into the standard Indemnification Agreement, whereby the Company agrees to indemnify, defend, and hold its directors harmless from and against losses and expenses incurred as a result of their board service, subject to the terms and conditions provided in the agreement.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

99.1                        Press Release dated November 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 14, 2014

EDWARDS LIFESCIENCES CORPORATION

By:	/s/ Denise E. Botticelli
Denise E. Botticelli
Vice President, Associate General Counsel, and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 14, 2014